Exhibit 99.1

Care Capital Properties Reports Third Quarter Results; Normalized FFO of $0.84 Per Diluted Share

$210 Million of Investments Closed Since Spin-Off from Ventas

CHICAGO--(BUSINESS WIRE)--November 12, 2015--Care Capital Properties, Inc. (NYSE: CCP) (“CCP”) today announced that reported normalized Funds From Operations (“FFO”) for the quarter ended September 30, 2015 was $70 million, or $0.84 per diluted common share, as compared to $61 million for the quarter ended September 30, 2014. Weighted average diluted shares outstanding for the third quarter of 2015 were 83.6 million.

CCP began operating as an independent, publicly traded company on August 18, 2015, following the completion of its spin-off from Ventas, Inc. (NYSE: VTR) (“Ventas”). The financial results reported for the third quarter of 2015 reflect a combination of operating results that have been “carved-out” of Ventas’s consolidated financial statements for the period prior to the spin-off and standalone operating results for the period subsequent to the spin-off.

“CCP is off to a great start. Our quarterly results demonstrate the reliability of our portfolio, our ability to grow through acquisitions and our access to attractively priced capital,” CCP Chief Executive Officer Raymond J. Lewis said. “We were pleased to receive investment grade ratings from all three of the rating agencies, which confirm the strength of our balance sheet, and to pay our stockholders a full third quarter dividend. Our excellent team remains focused on continuing to produce strong results for all of our stakeholders.”

Net income attributable to CCP for the quarter ended September 30, 2015 was $36 million or $0.43 per diluted common share, as compared to $33 million for the quarter ended September 30, 2014. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), for the third quarter of 2015 was $67 million, or $0.80 per diluted common share, versus $61 million for the comparable 2014 period.

The increases in normalized FFO, NAREIT FFO and net income attributable to CCP over the prior year are primarily attributable to acquisitions completed in 2015 and contractual rent increases for existing properties, partially offset by increases in depreciation (for net income), general and administrative expenses and interest expense due to the new indebtedness incurred in connection with the spin-off, as well as the elimination of certain properties that were included in results for the period prior to the spin-off but were not transferred to CCP.

Normalized Funds Available for Distribution (“FAD”) totaled $63 million, or $0.75 per diluted common share, for the quarter ended September 30, 2015, an increase of 12 percent from the quarter ended September 30, 2014.

Highlights of the Quarter

  CCP began operating as an independent company and commenced “regular-way” trading on the New York Stock Exchange on August 18, 2015. A total of 83.1 million shares of CCP common stock were distributed to Ventas stockholders in the spin-off.
  In connection with the spin-off, CCP entered into an unsecured credit facility comprised of a $600 million revolver, a $600 million two-year term loan and an $800 million five-year term loan. Approximately $1.3 billion in proceeds from borrowings under the term loans was distributed to Ventas in connection with the spin-off. CCP intends to replace the floating rate bank term loans with long-term fixed rate debt over time.
  In connection with the spin-off, CCP entered into a transition services agreement with Ventas under which Ventas will provide CCP with certain accounting, tax and IT support until August 31, 2016 in exchange for a fixed fee of $2.5 million, payable quarterly. CCP will be obligated to pay this amount whether or not it requires any transition services from Ventas.
  On September 1, 2015, CCP completed the acquisition of eight properties for approximately $190 million and simultaneously entered into a long-term triple-net lease with an existing tenant to operate the acquired portfolio. CCP also made a $20 million fully amortizing loan to the tenant for a total transaction value of $210 million. The initial cash lease yield is 8.25 percent.
  Moody’s Investor Services (“Moody’s”) assigned an issuer rating of “Baa3” to CCP’s operating partnership, Care Capital Properties, L.P. (“Care Capital LP”), Fitch Ratings assigned a rating of “BBB-” to both CCP and Care Capital LP, and Standard & Poor’s Rating Services assigned a corporate rating of “BB+” to CCP, but indicated that it would expect senior unsecured bonds issued by Care Capital LP to be rated “BBB-.” All three ratings were assigned with a stable outlook.
  As of September 30, 2015, CCP had $138 million outstanding and $462 million of available borrowing capacity under its revolving credit facility. CCP’s net debt to Adjusted Pro Forma EBITDA was 4.8x as of the end of the third quarter.
  On September 30, 2015, CCP paid a cash dividend of $0.57 per share to stockholders of record as of September 14, 2015, representing a payout ratio of 68 percent based on normalized FFO for the third quarter.

Future Results

CCP intends to hold its first regular quarterly earnings call in connection with the release of its results for the fourth quarter and year ending December 31, 2015. Earnings guidance for 2016 is expected to be issued at that time.

Care Capital Properties, Inc. is a healthcare real estate investment trust with a diversified portfolio of triple-net leased properties focused on the post-acute sector. Its skilled management team is fully invested in delivering excellent returns by forging strong relationships with shareholders, operators and employees. More information about Care Capital Properties, Inc. can be found at: www.carecapitalproperties.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding CCP’s or its tenants’ or borrowers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from CCP’s expectations. CCP does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

CCP’s actual future results and trends may differ materially from expectations depending on a variety of factors discussed in its filings with the Securities and Exchange Commission. These factors include without limitation: (a) the ability and willingness of CCP’s tenants, borrowers and other third parties to satisfy their obligations under their respective contractual arrangements with CCP, including, in some cases, their obligations to indemnify, defend and hold harmless CCP from and against various claims, litigation and liabilities; (b) the ability of CCP’s tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness; (c) CCP’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (d) macroeconomic conditions such as a disruption of or lack of access to the capital markets, changes in the debt rating on U.S. government securities, default or delay in payment by the United States of its obligations, and changes in the federal or state budgets resulting in the reduction or nonpayment of Medicare or Medicaid reimbursement rates; (e) the nature and extent of future competition, including new construction in the markets in which CCP’s properties are located; (f) the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (g) increases in CCP’s borrowing costs as a result of changes in interest rates and other factors; (h) the ability of CCP’s tenants to comply with laws, rules and regulations in the operation of CCP’s properties, to deliver high-quality services, to attract and retain qualified personnel and to attract residents and patients; (i) changes in general economic conditions or economic conditions in the markets in which CCP may, from time to time, compete, and the effect of those changes on CCP’s revenues, earnings and capital sources; (j) CCP’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due; (k) CCP’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (l) final determination of CCP’s taxable net income for the year ending December 31, 2015; (m) the ability and willingness of CCP’s tenants to renew their leases upon expiration, CCP’s ability to reposition its properties on the same or better terms in the event of nonrenewal or in the event CCP exercises its right to replace an existing tenant, and obligations, including indemnification obligations, CCP may incur in connection with the replacement of an existing tenant; (n) year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators contained in CCP’s leases and on CCP’s earnings; (o) CCP’s ability and the ability of its tenants and borrowers to obtain and maintain adequate property, liability and other insurance from reputable, financially stable providers; (p) the impact of increased operating costs and uninsured professional liability claims on CCP’s or its tenants’ or borrowers’ liquidity, financial condition and results of operations, and the ability of CCP and its tenants and borrowers to accurately estimate the magnitude of those claims; (q) consolidation in the healthcare industry resulting in a change of control of, or a competitor’s investment in, one or more of CCP’s tenants or borrowers or significant changes in the senior management of CCP’s tenants or borrowers; (r) the impact of litigation or any financial, accounting, legal or regulatory issues that may affect CCP or its tenants or borrowers; and (s) changes in accounting principles, or their application or interpretation, and CCP’s ability to make estimates and the assumptions underlying the estimates, which could have an effect on CCP’s earnings. Many of these factors are beyond the control of CCP and its management.

COMBINED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2014

Assets
Real estate investments:
Land and improvements	$288,199	$282,034	$287,336	$249,504
Buildings and improvements	3,010,206	2,848,646	2,926,094	2,446,688
Construction in progress	19,457	16,713	15,711	10,433
Acquired lease intangibles	102,130	96,929	106,574	87,194
	3,419,992	3,244,322	3,335,715	2,793,819
Accumulated depreciation and amortization	(685,727)	(659,534)	(633,175)	(602,578)
Net real estate property	2,734,265	2,584,788	2,702,540	2,191,241
Net investment in direct financing lease	21,960	21,844	21,730	21,626
Secured loans receivable, net	5,253	5,252	5,250	5,249
Net real estate investments	2,761,478	2,611,884	2,729,520	2,218,116
Cash	10,444	1,497	1,376	2,424
Goodwill	146,017	135,736	162,705	88,959
Other assets	53,332	24,376	22,423	22,251
Total assets	$2,971,271	$2,773,493	$2,916,024	$2,331,750

Liabilities and equity
Liabilities:
Term loans and other debt	$1,518,437	$—	$—	$—
Tenant deposits	67,334	59,897	52,958	57,362
Lease intangible liabilities, net	135,354	140,942	147,328	145,640
Accounts payable and other liabilities	13,493	6,812	4,729	5,669
Deferred income taxes	2,341	—	—	—
Total liabilities	1,736,959	207,651	205,015	208,671

Commitments and contingencies
Equity:
Preferred stock, $0.01 par value; 10,000 shares authorized, unissued at September 30, 2015	—	—	—	—
Common stock, $0.01 par value; 300,000 shares authorized, 83,801 shares issued at September 30, 2015	838	—	—	—
Additional paid-in capital	1,263,848	—	—	—
Dividends in excess of net income	(35,084)	—	—	—
Net parent investment	—	2,561,082	2,706,205	2,118,216
Total CCP equity	1,229,602	2,561,082	2,706,205	2,118,216
Noncontrolling interests	4,710	4,760	4,804	4,863
Total equity	1,234,312	2,565,842	2,711,009	2,123,079
Total liabilities and equity	$2,971,271	$2,773,493	$2,916,024	$2,331,750

COMBINED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Rental income, net	$80,595	$72,421	$237,100	$221,849
Income from investments in direct financing leases and loans	955	856	2,680	2,542
Real estate services fee income	763	—	763	—
Interest and other income	4	1	67	2
Total revenues	82,317	73,278	240,610	224,393
Expenses:
Interest	4,090	—	4,075	—
Depreciation and amortization	31,502	27,880	97,336	77,492
General, administrative and professional fees	9,216	5,712	21,499	18,314
Merger-related expenses and deal costs	991	561	4,746	964
Other	158	5,815	1,278	7,251
Total expenses	45,957	39,968	128,934	104,021
Income before income taxes, real estate dispositions and noncontrolling interests	36,360	33,310	111,676	120,372
Income tax expense	(1,024)	—	(1,024)	—
Gain (loss) on real estate dispositions	856	(61)	856	(61)
Net income	36,192	33,249	111,508	120,311
Net income attributable to noncontrolling interests	26	47	138	137
Net income attributable to CCP	$36,166	$33,202	$111,370	$120,174
Earnings per common share:
Basic:
Net income attributable to CCP	$0.43	$0.40	$1.33	$1.44
Diluted:
Net income attributable to CCP	$0.43	$0.40	$1.33	$1.44

Weighted average shares used in computing earnings per common share:
Basic	83,488	83,488	83,488	83,488
Diluted	83,558	83,488	83,558	83,488

Dividends declared per common share	$0.57	$—	$0.57	$—

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income	$36,192	$33,249	$111,508	$120,311
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,360	26,079	94,170	73,653
Amortization of above and below market lease intangibles, net	(2,164)	(2,407)	(6,835)	(8,770)
Amortization of deferred financing fees	646	—	646	—
Accretion of direct financing lease	(345)	(308)	(996)	(890)
Amortization of leasing costs and other intangibles	1,142	1,800	3,166	3,838
Stock-based compensation	1,760	—	1,760	—
Straight-lining of rental income, net	(46)	(130)	(125)	(242)
Gain on real estate disposition	(856)	—	(856)	—
Income tax benefit	(42)	—	(42)	—
Other	(35)	171	(102)	118
Changes in operating assets and liabilities, net of effects of the September acquisition
Increase in other assets	(1,378)	(1,149)	(3,789)	(2,570)
Increase in tenant deposits	4,066	5,135	6,601	2,712
Decrease in accounts payable and other liabilities	3,185	(4,604)	935	(5,087)
Net cash provided by operating activities	72,485	57,836	206,041	183,073
Cash flows from investing activities:
Net investment in real estate property	(186,250)	(2,388)	(454,832)	(12,598)
Investment in loans receivable	(20,091)	(236)	(20,091)	(800)
Proceeds from real estate disposals	1,500	975	1,510	975
Proceeds from loans receivable	354	313	1,040	917
Development project expenditures	(6,142)	(2,134)	(12,629)	(6,657)
Capital expenditures	(5,218)	(1,740)	(13,504)	(3,416)
Net cash used in investing activities	(215,847)	(5,210)	(498,506)	(21,579)
Cash flows from financing activities:
Net change in borrowings under credit facility	1,538,000	—	1,538,000	—
Payment of deferred financing costs	(20,209)	—	(20,209)	—
Distributions to noncontrolling interests	(51)	(80)	(266)	(288)
Net contribution from (distribution to) parent prior to separation	(44,677)	(52,014)	103,714	(160,677)
Distribution to parent	(1,273,000)	—	(1,273,000)	—
Cash distribution to common stockholders	(47,754)	—	(47,754)	—
Net cash provided by (used in) financing activities	152,309	(52,094)	300,485	(160,965)
Net increase in cash	8,947	532	8,020	529
Cash at beginning of period	1,497	2,164	2,424	2,167
Cash at end of period	$10,444	$2,696	$10,444	$2,696

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Funds From Operations (FFO), Normalized FFO and Normalized Funds Available for Distribution (FAD)[1]
(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	September 30,
	2015	2014
Net income attributable to CCP	$36,166	$33,202
Net income attributable to CCP per share	$0.43	$0.40

Adjustments:
Real estate depreciation and amortization	31,367	27,775
Real estate depreciation related to noncontrolling interests	(68)	(107)
(Gain) loss on real estate dispositions	(856)	61
Subtotal: FFO add-backs	30,443	27,729
Subtotal: FFO add-backs per share	$0.36	$0.33
FFO (NAREIT) attributable to CCP	$66,609	$60,931
FFO (NAREIT) attributable to CCP per share	$0.80	$0.73

Adjustments:
Income tax expense	1,024	—
Stock-based compensation expense associated with spin-related conversion of awards	542	—
Transition services fee expense	293	—
Merger-related expenses and deal costs	991	561
Initial debt rating agency costs	477	—
Amortization of other intangibles	89	—
Subtotal: normalized FFO add-backs	3,416	561
Subtotal: normalized FFO add-backs per share	$0.04	$0.01
Normalized FFO attributable to CCP	$70,025	$61,492
Normalized FFO attributable to CCP per share	$0.84	$0.74

Non-cash items included in normalized FFO:
Amortization of above and below market and lease intangibles, net	(2,164)	(2,679)
Accretion of direct financing lease	(345)	(297)
Other amortization	(35)	(26)
Straight-lining of rental income, net	(46)	(56)
Other adjustments:
Capital expenditures	(5,368)	(2,055)
Stock-based compensation	1,799	—
Merger-related expenses and deal costs	(991)	(561)
Normalized FAD attributable to CCP	$62,875	$55,818
Normalized FAD attributable to CCP per share	$0.75	$0.67
Weighted average diluted shares	83,558	83,488

[1] Totals and per share amounts may not add due to rounding.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market conditions, many industry investors deem presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For that reason, CCP considers FFO, normalized FFO and normalized FAD to be appropriate measures of operating performance of an equity REIT. In particular, CCP believes that normalized FFO is useful because it allows investors, analysts and CCP management to compare CCP’s operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences caused by unanticipated items and other events such as transactions.

CCP uses the NAREIT definition of FFO. NAREIT defines FFO as net income (computed in accordance with GAAP) excluding gains (or losses) from sales of real estate property and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for joint ventures will be calculated to reflect FFO on the same basis. CCP defines normalized FFO as FFO excluding income taxes, stock-based compensation expense associated with the spin-related conversion of awards, transition services fee expense, merger-related expenses and deal costs, initial debt rating agency costs, and amortization of other intangibles (which may be recurring in nature). Normalized FAD represents normalized FFO excluding amortization of above and below market lease intangibles, accretion of direct financing lease, other amortization, straight-line rental adjustments, non-revenue enhancing capital expenditures and stock-based compensation, but including merger-related expenses and deal costs.

FFO, normalized FFO and normalized FAD presented herein may not be comparable to similar measures presented by other real estate companies due to the fact that not all real estate companies use the same definitions. FFO, normalized FFO and normalized FAD should not be considered as alternatives to net income (determined in accordance with GAAP) as indicators of CCP’s financial performance or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of CCP’s liquidity, nor are they necessarily indicative of sufficient cash flow to fund all of CCP’s needs. CCP believes that, in order to facilitate a clear understanding of CCP’s consolidated historical operating results, FFO, normalized FFO and normalized FAD should be examined in conjunction with net income attributable to CCP as presented elsewhere herein.

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Net Debt to Adjusted Pro Forma EBITDA

The following information considers the pro forma effect on net income of CCP’s investments that were completed during the three months ended September 30, 2015, as if the transactions had been consummated as of the beginning of the period. The following table illustrates net debt to pro forma earnings before interest, taxes, depreciation and amortization, excluding stock-based compensation, merger-related expenses and deal costs, gain on real estate disposition, transition services fee expense and initial debt rating agency costs (“Adjusted Pro Forma EBITDA”) (dollars in thousands):

Net income	$36,192
Pro forma adjustments for acquisitions and investments	2,783
Pro forma net income	38,975
Add back:
Interest	4,090
Income tax expense	1,024
Depreciation and amortization	31,502
Stock-based compensation	2,341
Merger-related expenses and deal costs	991
Gain on real estate disposition	(856)
Transition services fee expense	293
Initial debt rating agency costs	477
Adjusted Pro Forma EBITDA	$78,837
Adjusted Pro Forma EBITDA annualized	315,348

As of September 30, 2015:
Debt	$1,518,437
Unamortized debt issuance costs	19,563
Cash	(10,444)
Net debt (adjusted for unamortized debt issuance costs)	$1,527,556

Net debt to Adjusted Pro Forma EBITDA	4.8	x

CONTACT:
Care Capital Properties, Inc.
Lori B. Wittman
Executive Vice President and Chief Financial Officer
lwittman@carecapitalproperties.com
312.881.4702